Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

VP Corporate Communications

(408) 943-2902

Cypress Reports Second-Quarter 2008 Results

•	Achieved record consolidated quarterly revenue of $592.3 million

•	Semiconductor[1] and SunPower businesses exceeded revenue guidance

•	Revenue from programmable and proprietary solutions grew 12.9% sequentially to 76.5% of semiconductor revenue; up 15.4% year-on-year

•	PSoC® Programmable System-on-Chip™ and West Bridge™ interface controller solution are expected to achieve quarterly revenue records in Q3

SAN JOSE, Calif., July 17, 2008 — Cypress Semiconductor Corp. (NYSE: CY) today announced that revenue for the 2008 second quarter was $592.3 million, up 34.0% from $442.1 million for the prior quarter, and up 58.9% from $372.8 million for the year-ago period.

Cypress recorded GAAP net income of $23.4 million in the 2008 second quarter, or diluted earnings per share of $0.14. That compares with last quarter’s diluted loss per share of $0.11. GAAP diluted earnings per share in the year-ago second quarter was $2.29, derived largely from the sale of 7.5 million shares of SunPower Corporation common stock.

Non-GAAP2 net income for the 2008 second quarter—earnings that exclude stock-based compensation, acquisition-related charges and other special charges and credits—totaled $47.8 million, or diluted earnings per share of $0.28. That compares with non-GAAP 2 diluted earnings per share of $0.12 for the prior quarter and $0.16 for the year-ago second quarter.

Cypress’s President and CEO T.J. Rodgers said, “Cypress achieved record quarterly revenue and exceeded guidance in both our core semiconductor and SunPower businesses. Despite a very challenging economic environment, our semiconductor business grew solidly across all divisions driven by the strength of our programmable solutions.

“While we remain cautious about the macro economic environment for the second half of 2008, we anticipate strong sequential growth in our semiconductor business, driven mainly by our flagship programmable products, our PSoC® Programmable-System-on-Chip™ solution and by our WestBridge™ peripheral controllers. Both of these products are expected to achieve record quarterly revenues in our seasonally strong Q3.”

BUSINESS REVIEW

+ On a GAAP basis, second-quarter consolidated gross margin was 33.4%. Semiconductor1 gross margin for the second quarter was 48.5%, up 0.9 percentage points from the previous quarter.

+ Non-GAAP2 consolidated gross margin for the second quarter was 35.0%, up 0.8 percentage points from the previous quarter.

+ Non-GAAP2 semiconductor1 gross margin for the second quarter was 50.7%, matching the previous quarter.

Additional second-quarter data and comparisons relevant to Cypress’s business units are presented below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

June 29, 2008

	CCD[3]	DCD[3]	MID[3]	Other	Total Semiconductor[1]	SPWR	Consolidated
REVENUE ($M)	82.8	34.4	88.9	3.4	209.5	382.8	592.3
Percentage of total revenues	14.0%	5.8%	15.0%	0.6%	35.4%	64.6%	100.0%
GROSS MARGIN (%)
On a GAAP basis	48.9%	64.3%	42.6%	35.1%	48.5%	25.1%	33.4%
On a non-GAAP[2] basis	51.0%	66.5%	44.8%	37.8%	50.7%	26.4%	35.0%

					Total Semiconductor[1]	SPWR	Consolidated
NET INCOME ($M)
On a GAAP basis					7.4	16.0	23.4
On a non-GAAP[2] basis					19.2	28.6	47.8
DILUTED NET INCOME PER SHARE ($)
On a GAAP basis					0.05	0.09	0.14
On a non-GAAP[2] basis					0.12	0.16	0.28

THREE MONTHS ENDED

March 30, 2008

	CCD[3]	DCD[3]	MID[3]	Other	Total Semiconductor[1]	SPWR	Consolidated
REVENUE[4] ($M)	63.0	28.3	74.6	2.5	168.4	273.7	442.1
Percentage of total revenues	14.3%	6.4%	16.9%	0.5%	38.1%	61.9%	100.0%
GROSS MARGIN (%)
On a GAAP basis	46.9%	68.7%	41.2%	14.6%	47.6%	20.7%	30.9%
On a non-GAAP[2] basis	50.1%	71.8%	44.4%	11.2%	50.7%	24.0%	34.2%

	Total Semiconductor[1]	SPWR	Consolidated
NET INCOME (LOSS) [5] ($M)
On a GAAP basis	(23.5)	7.2	(16.3)
On a non-GAAP[2] basis	1.6	18.3	19.9
DILUTED NET INCOME (LOSS) PER SHARE [6] ($)
On a GAAP basis	(0.15)	0.04	(0.11)
On a non-GAAP[2] basis	0.01	0.11	0.12

1.	“Semiconductor” includes all of Cypress’s business segments except for SunPower.

2.	Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.

3.	CCD – Consumer and Computation Division; DCD—Data Communications Division; MID—Memory and Imaging Division.

4.	Q108 semiconductor revenue was reduced by $20.8 million due to the conversion of Asian distributors to a deferred revenue recognition model.

5.	Q108 semiconductor net income (loss) was reduced (increased) by $10.8 million due to the conversion of Asian distributors to a deferred revenue recognition model.

6.	Q108 semiconductor diluted net income (loss) per share was reduced (increased) by approximately $0.07 per share due to the conversion of Asian distributors to a deferred revenue recognition model.

SECOND-QUARTER 2008 HIGHLIGHTS

+ Cypress grew its PSoC customer base to 7,846 customers, up 12.2% quarter-on-quarter and 69.8% year-on-year.

+ Cypress launched its PSoC-based TrueTouch™ touchscreen solution targeting the touch-sensitive interfaces of many popular new portable consumer electronics devices. TrueTouch can interpret the instructions of up to 10 fingers simultaneously. The solution supports a range of next-generation applications, such as enabling users to play video games on touch-sensitive handheld devices or map multiple points on a GPS system.

+ Cypress announced several design wins for its PSoC-based CapSense capacitive touch-sensing solution during the quarter. JVC selected the CapSense™ solution to control the graphic interface on its Everio G Series camcorders. Acer chose CapSense to help drive the media console on its Aspire 6920 and 8920G notebook PCs.

+ Cypress unveiled the CY8C23x33, a PSoC device with expanded programmable analog capabilities for motor controls and other industrial applications. The device features an enhanced analog-to-digital converter (ADC) for fast analog sampling and expanded 8 kbytes of Flash memory for complex algorithm processing.

+ Cypress introduced ColorLock™ optical feedback technology in its PSoC-based EZ-Color™ high-brightness LED solution. The feature compensates for LED color binning and output degradation caused by time and temperature by sensing color and correcting LED drive signals on the fly.

+ Darfon Electronics Corp., a leading global manufacturer of PC peripherals, selected Cypress’s PRoC™ LP programmable radio-on-chip to connect its plug-in wireless adapter with its wireless mice. PRoC is a single-chip solution that combines Cypress’s enCoRe™ II microcontroller with a 2.4-GHz wireless radio.

+ Cypress introduced the OvationONS™ II “mouse on a chip” solution, the first product to combine a high-precision laser navigation sensor with an optical signal processor and a microcontroller on a single chip. The Ovation family targets high-performance mice for gaming and graphic design applications. The new product was selected by Taiwan-based PC peripherals maker Sunrex Technology for use in trackball applications.

+ Cypress introduced 2-Mbit and 8-Mbit non-volatile static random access memories (nvSRAMs), extending its nvSRAM portfolio from 16-Kbit to 8-Mbit. Non-volatile SRAMs provide the high-speed access of a standard SRAM, but retain data even without power. The products are ideal for applications requiring critical data retention, such as RAID (Redundant Array of Independent Disks) and other data storage, industrial, military, medical and automotive systems.

+ Cypress Systems, a subsidiary of Cypress Semiconductor Corp., introduced wireless sensor solutions for manufacturing plants that wirelessly network instrumentation to eliminate manual monitoring. Cypress Systems recently installed its solution at a Micrel wafer fab, which is expected to generate about $215,000 per year in savings with a seven-month payback.

+ Continuing to focus its business on programmable products and solutions, Cypress sold its Silicon Light Machines (SLM) subsidiary to Dainippon Screen Manufacturing of Kyoto, Japan, for $11 million. Cypress will retain and integrate SLM’s OvationONS™ optical navigation sensor technology into its core business.

+ BusinessWeek magazine named Cypress to its annual InfoTech100 list of top-performing global technology companies. Cypress was the highest-rated U.S. semiconductor company on the list, outperforming its competition over the past four quarters in total revenues, revenue growth percentage, return on equity and shareholder return.

+ SunPower extended its technology leadership in photovoltaics with the production of a full-scale prototype solar cell featuring a world-record efficiency of 23.4%.

+ Business intelligence software maker SAS selected SunPower and two partners to build a 1-megawatt solar plant at its Cary, N.C., headquarters campus. The plant is scheduled to go online later this year. SunPower also announced a deal to install solar power systems at 14 Macy’s department stores throughout California.

+ SunPower completed two solar power plants in Spain totaling 8.7 megawatts, and a 1.4-megawatt plant in South Korea. All three installations employ SunPower’s patented Tracker technology, which drives panels to follow the sun, generating approximately 30% more power than traditional fixed-tilt systems.

+ SunPower announced plans to build its third solar cell manufacturing plant in Malaysia, with production likely to commence in 2010. When fully operational, the plant will have an annual production capacity exceeding one gigawatt. SunPower’s first two plants have capacities of 108 megawatts and 466 megawatts respectively.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC Programmable System-on-Chip, USB controllers, general-purpose programmable clocks, and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB radio system-on-chip, to West Bridge and EZ-USB FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets, including consumer, computation, data communications, automotive, industrial, and solar power. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the third quarter of 2008 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We use words such as “believe,” “expect,” “future,” “plan” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor and solar power markets, the current state and future of the economic environment, the impact of the economy on our businesses, our design win penetration, the seasonality and growth of the markets we serve, expected revenue growth, including specifically the expected growth of our PSoC and Westbridge products, SunPower’s plans to build a third solar cell manufacturing plant . Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the economic conditions and growth trends in the semiconductor and solar power industries, the state of the global economy, the actions of our competitors, whether the demand for programmable portfolio of products, including especially, our PSoC and West Bridge products is fully realized, our ability to convert our PSoC marketing and education initiatives into product sales, customer acceptance of Cypress and its subsidiaries’ products as evidenced by design wins, factory utilization, the seasonality in the markets we serve, our ability to maintain and improve our gross margins and realize our bookings, the success of SunPower’s business, SunPower’s ability to execute on its plan for additional manufacturing plants and other risks described in our filings, as well as SunPower’s filings, with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo and PSoC are registered trademarks of Cypress Semiconductor Corporation. TrueTouch, CapSense, ColorLock, PRoC, Programmable System-on-Chip, enCoRe, OvationONS and West Bridge are trademarks of Cypress Semiconductor Corporation. SunPower is a registered trademark of SunPower Corporation. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 29, 2008	December 30, 2007
ASSETS
Cash, cash equivalents and short-term investments (a)	$1,020,765	$1,426,405
Accounts receivable, net	354,954	236,275
Inventories, net	329,446	247,587
Property, plant and equipment, net	777,111	714,372
Goodwill and other intangible assets	598,581	593,331
Other assets	582,725	507,979

Total assets	$3,663,582	$3,725,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$240,928	$171,126
Deferred income	49,955	38,452
Convertible debt (b)	1,024,997	1,025,000
Income tax liabilities	67,706	74,157
Other accrued liabilities	322,691	318,382

Total liabilities	1,706,277	1,627,117
Minority interest	426,192	378,400
Stockholders’ equity	1,531,113	1,720,432

Total liabilities and stockholders’ equity	$3,663,582	$3,725,949

(a)	Cash, cash equivalents and short-term investments do not include $63 million and $68 million of auction rate securities, which were classified as long-term investments in “Other assets” as of June 29, 2008 and December 30, 2007, respectively.

(b)	Convertible debt consisted of $800 million classified as short-term and $225 million classified as long-term as of June 29, 2008. All outstanding convertible debt of $1 billion was classified as short-term as of December 30, 2007.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	June 29, 2008	March 30, 2008	July 1, 2007
Revenues	$592,331	$442,083	$372,786
Cost of revenues	394,666	305,402	250,038

Gross margin	197,665	136,681	122,748
Operating expenses:
Research and development	50,205	48,792	42,737
Selling, general and administrative	103,081	89,879	74,712
Amortization of acquisition-related intangibles	5,842	5,976	9,593
Impairment of acquisition-related intangibles	—	—	14,068
Restructuring charges	1,958	2,412	—

Total operating expenses, net	161,086	147,059	141,110

Operating income (loss)	36,579	(10,378)	(18,362)
Interest and other income, net	129	6,912	377,798

Income (loss) before income tax and minority interest	36,708	(3,466)	359,436
Income tax benefit (provision)	(771)	(7,283)	1,885
Minority interest, net of tax	(12,531)	(5,560)	2,039

Net income (loss)	$23,406	$(16,309)	$363,360

Basic net income (loss) per share	$0.16	$(0.11)	$2.39
Diluted net income (loss) per share	$0.14	$(0.11)	$2.29
Shares used in per-share calculation:
Basic	150,675	154,960	152,111
Diluted	161,732	154,960	158,857

CYPRESS SEMICONDUCTOR CORPORATION

CYPRESS’S OWNERSHIP INTEREST IN SUNPOWER

(In thousands, except percentages)

(Unaudited)

	June 29, 2008	March 30, 2008	July 1, 2007
Number of SunPower class B common shares held by Cypress	44,533	44,533	44,533
Basic ownership %	56%	56%	59%
Diluted ownership %	52%	52%	55%
Voting power %	90%	90%	91%
Fair value of Cypress’s ownership interest in SunPower (a)	$3,237,994	$3,278,965	$2,807,806

(a)	Fair value was determined using SunPower’s closing stock price as of the end of each applicable quarter, which was $72.71 for Q2-FY2008, $73.63 for Q1-2008, and $63.05 for Q2-FY2007.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES*

(In thousands)

(Unaudited)

	Three Months Ended June 29, 2008
	CCD (a)	DCD (a)	MID (a)	Other	Semiconductor (b)	SunPower	Consolidated
GAAP gross margin	$40,449	$22,161	$37,890	$1,228	$101,728	$95,937	$197,665
Stock-based compensation expense	1,802	750	1,935	76	4,563	5,129	9,692
Other acquisition-related expense	1	—	—	—	1	—	1
Changes in value of deferred compensation plan	—	—	—	21	21	—	21

Non-GAAP gross margin	$42,252	$22,911	$39,825	$1,325	$106,313	$101,066	$207,379

	Three Months Ended March 30, 2008
	CCD	DCD	MID	Other	Semiconductor	SunPower	Consolidated
GAAP gross margin	$29,550	$19,452	$30,789	$358	$80,149	$56,532	$136,681
Stock-based compensation expense	1,352	609	1,603	53	3,617	3,714	7,331
Impairment of assets	648	292	769	25	1,734	5,489	7,223
Other acquisition-related expense	1	—	—	—	1	—	1
Changes in value of deferred compensation plan	—	—	—	(158)	(158)	—	(158)

Non-GAAP gross margin	$31,551	$20,353	$33,161	$278	$85,343	$65,735	$151,078

	Three Months Ended July 1, 2007
	CCD	DCD	MID	Other	Semiconductor	SunPower	Consolidated
GAAP gross margin	$39,174	$17,589	$29,156	$350	$86,269	$36,479	$122,748
Stock-based compensation expense	1,307	277	1,531	69	3,184	3,198	6,382
Fair value adjustment to deferred revenue	—	—	—	—	—	309	309
Other acquisition-related expense	4	—	—	—	4	—	4
Changes in value of deferred compensation plan	—	—	—	(9)	(9)	—	(9)

Non-GAAP gross margin	$40,485	$17,866	$30,687	$410	$89,448	$39,986	$129,434

*	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.

(a)	CCD - Consumer and Computation Division; DCD - Data Communications Division; MID - Memory and Imaging Division.

(b)	Semiconductor includes all Cypress’s business segments except for SunPower.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES*

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended June 29, 2008			Three Months Ended March 30, 2008			Three Months Ended July 1, 2007
	Semiconductor	SunPower	Consolidated	Semiconductor	SunPower	Consolidated	Semiconductor	SunPower	Consolidated
GAAP research and development expenses	$45,392	$4,813	$50,205	$44,150	$4,642	$48,792	$39,916	$2,821	$42,737
Stock-based compensation expense	(5,190)	(972)	(6,162)	(4,911)	(811)	(5,722)	(3,915)	(348)	(4,263)
Other acquisition-related expense	(47)	—	(47)	(78)	—	(78)	(86)	—	(86)
Changes in value of deferred compensation plan	(25)	—	(25)	182	—	182	10	—	10

Non-GAAP research and development expenses	$40,130	$3,841	$43,971	$39,343	$3,831	$43,174	$35,925	$2,473	$38,398

GAAP selling, general and administrative expenses	$61,000	$42,081	$103,081	$57,125	$32,754	$89,879	$49,554	$25,158	$74,712
Stock-based compensation expense	(9,421)	(12,506)	(21,927)	(7,662)	(9,983)	(17,645)	(7,288)	(9,684)	(16,972)
Other acquisition-related expense	(40)	—	(40)	(48)	—	(48)	(225)	—	(225)
Changes in value of deferred compensation plan	(19)	—	(19)	139	—	139	8	—	8
Release of allowance for uncollectible employee loans	—	—	—	88	—	88	—	—	—

Non-GAAP selling, general and administrative expenses	$51,520	$29,575	$81,095	$49,642	$22,771	$72,413	$42,049	$15,474	$57,523

GAAP operating income (loss)	$(8,430)	$45,009	$36,579	$(25,198)	$14,820	$(10,378)	$(5,156)	$(13,206)	$(18,362)
Stock-based compensation expense	19,174	18,607	37,781	16,190	14,508	30,698	14,387	13,230	27,617
Impairment of assets	—	—	—	1,734	5,489	7,223	—	—	—
Acquisition-related expense:
Fair value adjustment to deferred revenue	—	—	—	—	—	—	—	309	309
Amortization of acquisition-related intangibles	1,808	4,034	5,842	1,659	4,317	5,976	1,953	7,640	9,593
Impairment of acquisition-related intangibles	—	—	—	—	—	—	—	14,068	14,068
Other acquisition-related expense	88	—	88	127	—	127	315	—	315
Changes in value of deferred compensation plan	65	—	65	(479)	—	(479)	(27)	—	(27)
Release of allowance for uncollectible employee loans	—	—	—	(88)	—	(88)	—	—	—
Restructuring charges	1,958	—	1,958	2,412	—	2,412	—	—	—

Non-GAAP operating income (loss)	$14,663	$67,650	$82,313	$(3,643)	$39,134	$35,491	$11,472	$22,041	$33,513

GAAP net income (loss)	$7,394	$16,012	$23,406	$(23,507)	$7,198	$(16,309)	$366,668	$(3,308)	$363,360
Stock-based compensation expense	19,174	18,607	37,781	16,190	14,508	30,698	14,387	13,230	27,617
Impairment of assets	—	—	—	1,734	5,489	7,223	—	—	—
Acquisition-related expense:
Fair value adjustment to deferred revenue	—	—	—	—	—	—	—	309	309
Amortization of acquisition-related intangibles	1,808	4,034	5,842	1,659	4,317	5,976	1,953	7,640	9,593
Impairment of acquisition-related intangibles	—	—	—	—	—	—	—	14,068	14,068
Other acquisition-related expense	88	—	88	127	—	127	315	—	315
Changes in value of deferred compensation plan	65	—	65	(479)	—	(479)	(27)	—	(27)
Release of allowance for uncollectible employee loans	—	—	—	(88)	—	(88)	—	—	—
Restructuring charges	1,958	—	1,958	2,412	—	2,412	—	—	—
Investment-related gains/losses	2,758	—	2,758	(26)	—	(26)	(372,422)	—	(372,422)
Write-off of unamortized bond issuance costs	—	—	—	1,557	972	2,529	—	—	—
Tax effects	(14,057)	(118)	(14,175)	2,067	(5,483)	(3,416)	4,022	(10,091)	(6,069)
Related minority interest adjustment	—	(9,902)	(9,902)	—	(8,699)	(8,699)	—	(9,942)	(9,942)

Non-GAAP net income	$19,188	$28,633	$47,821	$1,646	$18,302	$19,948	$14,896	$11,906	$26,802

GAAP net income (loss) per share - diluted	$0.05	$0.09	$0.14	$(0.15)	$0.04	$(0.11)	$2.31	$(0.02)	$2.29
Stock-based compensation expense	0.12	0.11	0.23	0.11	0.08	0.19	0.08	0.08	0.16
Impairment of assets	—	—	—	0.01	0.03	0.04	—	—	—
Acquisition-related expense:			—
Fair value adjustment to deferred revenue	—	—	—	—	—	—	—	—	—
Amortization of acquisition-related intangibles	0.01	0.02	0.03	0.01	0.03	0.04	0.01	0.05	0.06
Impairment of acquisition-related intangibles	—	—	—	—	—	—	—	0.09	0.09
Other acquisition-related expense	—	—	—	—	—	—	—	—	—
Changes in value of deferred compensation plan	—	—	—	—	—	—	—	—	—
Release of allowance for uncollectible employee loans	—	—	—	—	—	—	—	—	—
Restructuring charges	0.01	—	0.01	0.01	—	0.01	—	—	—
Investment-related gains/losses	0.02	—	0.02	—	—	—	(2.34)	—	(2.34)
Write-off of unamortized bond issuance costs	—	—	—	0.01	0.01	0.02	—	—	—
Tax effects	(0.09)	—	(0.09)	0.01	(0.03)	(0.02)	0.03	(0.07)	(0.04)
Related minority interest adjustment	—	(0.06)	(0.06)	—	(0.05)	(0.05)	—	(0.06)	(0.06)

Non-GAAP net income per share - diluted	$0.12	$0.16	$0.28	$0.01	$0.11	$0.12	$0.09	$0.07	$0.16

*	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management's use of non-GAAP financial measures.

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED EPS CALCULATION

(In thousands, except share price and per-share data)

(Unaudited)

	Three Months Ended June 29, 2008		Three Months Ended March 30, 2008		Three Months Ended July 1, 2007
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Quarterly average stock price	$27.38	$27.38	$23.74	$23.74	$21.50	$21.50
Actual common shares outstanding	150,935	150,935	150,234	150,234	152,816	152,816
Net income (loss) per share - BASIC:
Net income (loss)	$23,406	$47,821	$(16,309)	$19,948	$363,360	$26,802
Weighted-average common shares outstanding	150,675	150,675	154,960	154,960	152,111	152,111
Net income (loss) per share - BASIC	$0.16	$0.32	$(0.11)	$0.13	$2.39	$0.18

Net income (loss) per share - DILUTED:
Net income (loss)	$23,406	$47,821	$(16,309)	$19,948	$363,360	$26,802
SunPower adjustment and other (a)	(838)	(1,513)	—	(969)	(27)	(856)

Net income (loss) for diluted computation	$22,568	$46,308	$(16,309)	$18,979	$363,333	$25,946

Weighted-average common shares outstanding	150,675	150,675	154,960	154,960	152,111	152,111
Effect of dilutive securities:
Convertible debt	3,191	3,191	—	—	—	—
Warrants	348	348	—	—	—	—
Stock options, unvested restricted stock and other	7,518	10,446	—	9,608	6,746	9,462

Weighted-average common shares outstanding for diluted computation	161,732	164,660	154,960	164,568	158,857	161,573

Net income (loss) per share - DILUTED	$0.14	$0.28	$(0.11)	$0.12	$2.29	$0.16

(a)	Includes primarily an adjustment to reflect Cypress’s ownership interest in SunPower on a diluted basis in accordance with SFAS No. 128.

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	June 29, 2008			December 30, 2007
	Semiconductor	SunPower	Consolidated	Semiconductor	SunPower	Consolidated
Selected Balance Sheet Data:
Cash, cash equivalents and short-term investments (a)	$793,990	$226,775	$1,020,765	$1,035,738	$390,667	$1,426,405
Accounts receivable, net	$105,495	$249,459	$354,954	$98,025	$138,250	$236,275
Inventories, net	$129,178	$200,268	$329,446	$107,083	$140,504	$247,587
Property, plant and equipment, net	$325,142	$451,969	$777,111	$336,378	$377,994	$714,372
Goodwill and other intangible assets	$357,028	$241,553	$598,581	$357,701	$235,630	$593,331
Accounts payable	$53,081	$187,847	$240,928	$51,257	$119,869	$171,126
Deferred income	$49,955	$—	$49,955	$38,452	$—	$38,452
Convertible debt (b)	$599,997	$425,000	$1,024,997	$600,000	$425,000	$1,025,000
Income tax liabilities	$37,364	$30,342	$67,706	$52,666	$21,491	$74,157

	Three Months Ended June 29, 2008			Three Months Ended July 1, 2007
	Semiconductor	SunPower	Consolidated	Semiconductor	SunPower	Consolidated
Other Supplemental Data (Preliminary):
Capital expenditures	$11,355	$44,407	$55,762	$8,682	$47,636	$56,318
Depreciation	$17,054	$11,753	$28,807	$19,228	$5,762	$24,990

	Six Months Ended June 29, 2008			Six Months Ended July 1, 2007
	Semiconductor	SunPower	Consolidated	Semiconductor	SunPower	Consolidated
Capital expenditures	$21,162	$95,197	$116,359	$19,823	$103,844	$123,667
Depreciation	$35,038	$21,838	$56,876	$40,494	$11,486	$51,980

	Six Months Ended June 29, 2008			Six Months Ended July 1, 2007
	Semiconductor	SunPower	Consolidated	Semiconductor	SunPower	Consolidated
Selected Cash Flow Data (Preliminary):
Net cash provided by (used in) operating activities	$51,613	$(41,432)	$10,181	$22,454	$(4,644)	$17,810
Net cash provided by (used in) investing activities	$35,028	$(75,185)	$(40,157)	$515,912	$(206,837)	$309,075
Net cash provided by (used in) financing activities	$(266,172)	$13,838	$(252,334)	$(116,888)	$197,376	$80,488

(a)	Consolidated balances do not include $63 million and $68 million of auction rate securities, which were classified as long-term investments in “Other assets” as of June 29, 2008 and December 30, 2007, respectively.

(b)	Convertible debt consisted of $800 million classified as short-term and $225 million classified as long-term as of June 29, 2008. All outstanding convertible debt of $1 billion was classified as short-term as of December 30, 2007.

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

Cypress presents each non-GAAP financial measure, including the diluted net income (loss) per share, for the following categories: “Semiconductor,” “SunPower,” and “Consolidated.” SunPower is a majority-owned subsidiary of Cypress and for accounting purposes, Cypress is required to consolidate SunPower’s results. Cypress includes two distinct businesses: Semiconductor and SunPower. Semiconductor is Cypress’s traditional core semiconductor business. On the other hand, SunPower is a stand-alone, publicly-traded company specializing in solar power products.

Cypress’s investment community often views Cypress as two separate entities: Cypress and SunPower, and many Cypress investors have focused on the possibility of a future separation of SunPower and Cypress in evaluating an investment in Cypress. Based on feedback provided by Cypress’s investment community to management, these non-GAAP financial measures divided into “Semiconductor” and “SunPower” are beneficial as they allow Cypress’s investment community to better understand Cypress’s financial performance for the two businesses separately, assess the various methodologies and information used by management to evaluate and measure such performance, and construct their valuation models to better align Cypress’s and SunPower’s results and projections with their applicable competitors and industries.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Impairment of assets.

Cypress wrote off the net book values of certain manufacturing equipment in the first quarter of fiscal 2008, which resulted from the discontinuation of certain SunPower’s product line or was replaced due to obsolescence / underperformance. Cypress excluded this item because the non-cash expense is not reflective of its ongoing operating results. Excluding this impairment charge allows investors to better compare Cypress’s period-over-period performance without such non-cash expense.

•	Acquisition-related expense.

Acquisition-related expense includes: (1) fair value adjustment to deferred revenue, which is an adjustment that results in certain revenues never being recognized under GAAP by either the acquiring company or the company being acquired, (2) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, (3) impairment of intangibles, which relates to the net book value of the PowerLight tradename being written off in its entirety as a result of the change in branding strategy, and (4) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. In addition, in all cases, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investment in Cypress’s common stock under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Release of allowance for uncollectible employee loans.

The allowance for uncollectible employee loans is related to outstanding employee loans under Cypress’s stock purchase assistance plan. Management released a portion of the allowance based on a review of the status of the outstanding loans. Management excludes this non-cash benefit from the non-GAAP measures because it does not relate to Cypress’s core business or impact its operating performance. Adjustment of this item allows investors to better compare Cypress’s period-over-period operating results.

•	Restructuring charges.

Restructuring costs primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring costs are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. Cypress does not engage in restructuring activities on a regular basis. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Investment-related gains/losses.

Cypress recognizes an impairment loss related to its investment when it determines the decline in fair value is other-than-temporary in nature. This item is excluded from non-GAAP financial measures because it is a non-cash expense that is not considered a core operating activity, and such losses have not historically occurred in every quarter. In addition, investment-related gains/losses include gains/losses related to the sales of its debt and equity investments and gains/losses related to certain derivative instruments. Management believes that such gains/losses are not related to the ongoing business and operating performance of Cypress. As such, management believes that it is appropriate to exclude investment-related gains/losses from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.

•	Write-off of unamortized bond issuance costs.

During the fourth quarter of fiscal 2007, the market price trigger test was met for our convertible debt, giving the holders of the convertible debt the rights to convert. As a result, we accelerated the amortization of our remaining bond issuance costs in the fourth quarter of fiscal 2007 and in the first quarter of fiscal 2008. These costs are excluded from the non-GAAP financial measures because such non-cash expenses have not historically occurred in every quarter, which would affect the ability of investors to compare Cypress’s period-over-period operating results. In addition, management does not believe that this item is indicative of the ongoing operating performance of Cypress’s business.

•	Related minority interest adjustment and tax effect.

Cypress adjusts for the minority interest impact and the income tax effect that resulted from the non-GAAP adjustments as described above.